Exhibit 99.1

IPG PHOTONICS ANNOUNCES FOURTH QUARTER 2021 FINANCIAL RESULTS
AND RECORD ANNUAL REVENUE
Strong Demand in Europe, North America and Japan Drives Sales
Increasing Contribution from Emerging Growth Products Further Diversifies Revenue
Authorization of New $200 Million Stock Buyback Program
OXFORD, Mass. – February 15, 2022 - IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the fourth quarter ended December 31, 2021.

	Three Months Ended December 31,			Twelve Months Ended December 31,
(In millions, except per share data and percentages)	2021	2020	Change	2021	2020	Change
Revenue	$364.5	$336.6	8%	$1,460.9	$1,200.7	22%
Gross margin	45.5%	43.6%		47.7%	44.9%
Operating income	$84.8	$65.2	30%	$367.9	$198.7	85%
Operating margin	23.3%	19.4%		25.2%	16.5%
Net income attributable to IPG Photonics Corporation	$65.1	$49.3	32%	$278.4	$159.6	74%
Earnings per diluted share	$1.21	$0.92	32%	$5.16	$2.97	74%

Management Comments
"Growth in Europe, North America and Japan as well as higher sales in emerging growth products drove results in the fourth quarter allowing us to exceed our revenue guidance and grow year over year despite weakness in China," said Dr. Eugene Scherbakov, IPG Photonics' Chief Executive Officer. "Sales outside of China increased to 69% of our total revenue, a level we have not seen in many years, showing our progress in achieving a better balance in our business. We continue to focus on new products and opportunities that diversify our revenue and position us to benefit from major macro trends such as automation, miniaturization, sustainability and energy efficiency."
Financial Highlights
Fourth quarter revenue of $364 million increased 8% year over year. Materials processing sales accounted for 87% of total revenue and increased 5% year over year with higher sales in welding, marking, 3D printing, and cleaning applications. Sales into Other applications increased 41% year over year, driven by the strength in medical, advanced applications and telecom. Emerging growth products sales were 38% of total revenue and increased 57% year over year in the fourth quarter .
Strong revenue growth in welding globally and higher sales in cutting in North America and Europe were offset by softer demand in cutting applications in China resulting in a 19% year-over-year revenue decline in high power continuous wave (CW) lasers. Sales of medium power, pulsed and QCW lasers all improved significantly compared with the prior year. By region, sales increased 37% in Europe, 30% in North America, and 56% in Japan, but decreased 20% in China on a year-over-year basis.
Earnings per diluted share (EPS) of $1.21 increased by 32% year over year. The effective tax rate in the quarter was 23%. During the fourth quarter, IPG generated $85 million in cash from operations. Capital expenditures were $29 million and stock repurchases were $57 million in the quarter.

Exhibit 99.1
Authorization of New Stock Buyback Program
The Board of Directors has authorized the purchase of up to $200 million of IPG common stock. This new authorization is in addition to the Company's existing stock repurchase program authorized in May 2020, which has approximately $80 million left available for repurchase. Share repurchases may be made periodically in open-market transactions, and are subject to market conditions, legal requirements and other factors. The share repurchase program authorization does not obligate the Company to repurchase any dollar amount or number of its shares, and repurchases may be commenced or suspended from time to time without prior notice.
Business Outlook and Financial Guidance
“We are pursuing profitable growth opportunities for IPG products in electric vehicle applications, renewable energy, handheld welding, medical markets and ultrafast lasers, diversifying away from the highly competitive high power cutting market in China. We will emphasize markets that value our commitment to quality, innovative technology, reliability and global customer support. As a result, this will be a transition year for IPG with expected strength in emerging growth products, welding and cutting in Europe, North America and Japan, offset by lower sales in high power cutting in China. Demand in the high power cutting market in China is expected to stabilize at a lower level, making difficult year-over-year comparisons with strong growth in cutting in the first half of 2021. This leads to our expectations for a more moderate total revenue growth rate of 3% to 6% in 2022 with non-cutting applications expected to show robust growth. We continue to expect double-digit total revenue growth in the mid to long term," concluded Dr. Scherbakov.
In total, fourth quarter book-to-bill was close to 1. Total backlog was $729 million, which comprised of $487 million of orders with firm shipment dates, and $242 million of frame agreements. Total backlog increased by 8%, driven by a 30% increase in orders with firm shipment dates, partially offset by a 19% decrease in frame agreements.
For the first quarter of 2022, IPG expects revenue of $320 to $350 million. The Company expects the first quarter tax rate to be approximately 26%. IPG anticipates delivering earnings per diluted share in the range of $0.85 to $1.15.
As discussed in more detail in the "Safe Harbor" passage of this news release, actual results may differ from this guidance due to various factors including, but not limited to, government and Company measures implemented to address the COVID-19 pandemic, product demand, order cancellations and delays, competition, tariffs, trade policy changes and general economic conditions. This guidance is based upon current market conditions and expectations, and is subject to the risks outlined in the Company's reports filed with the SEC, and assumes exchange rates relative to the U.S. Dollar of Euro 0.88, Russian Ruble 74, Japanese Yen 115 and Chinese Yuan 6.38, respectively.
Supplemental Financial Information
Additional supplemental financial information is provided in the unaudited Fourth Quarter 2021 Financial Data Workbook and Earnings Call Presentation available on the investor relations section of the Company's website at investor.ipgphotonics.com.
Conference Call Reminder
The Company will hold a conference call today, February 15, 2022 at 10:00 am ET. To access the call, please dial 877-407-6184 in the US or 201-389-0877 internationally. A live webcast of the call will also be available and archived on the investor relations section of the Company's website at investor.ipgphotonics.com.
Contact
Eugene Fedotoff
Director of Investor Relations
IPG Photonics Corporation
508-597-4713
efedotoff@ipgphotonics.com
About IPG Photonics Corporation
IPG Photonics Corporation is the leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications. The Company’s mission is to make its fiber laser technology the tool of choice in mass production. IPG accomplishes this mission by delivering superior performance, reliability and usability at a lower total cost of ownership compared with other types of lasers and non-laser tools, allowing end users to increase productivity and decrease costs. A member of the S&P 500® Index, IPG is headquartered in Oxford, Massachusetts and has more than 30 facilities worldwide. For more information, visit www.ipgphotonics.com.

Exhibit 99.1
Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to growth opportunities for IPG products in electric vehicle batteries, renewable energy, handheld welding, medical markets and ultrafast lasers, diversifying away from highly competitive high power cutting market in China, expected strength in emerging growth products, welding and cutting in Europe, North America and Japan, offset by lower sales in high power cutting in China, revenue growth rate of 3% to 6% in 2022, non-cutting applications expected to show robust growth, expectations of double-digit total revenue growth in the mid to long term, as well as revenue, tax rate and earnings guidance for first quarter of 2022. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that IPG serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; IPG's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; inability to manage risks associated with international customers and operations; changes in trade controls and trade policies; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; asset impairment charges; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Annual Report on Form 10-K (filed with the SEC on February 22, 2021), Current Report on Form 8-K (filed with the SEC on November 3, 2021) and IPG's reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Exhibit 99.1
IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
	(In thousands, except per share data)
Net sales	$364,467	$336,630	$1,460,860	$1,200,724
Cost of sales	198,462	189,751	764,462	661,728
Gross profit	166,005	146,879	696,398	538,996
Operating expenses:
Sales and marketing	19,416	17,242	78,180	70,583
Research and development	36,766	31,766	139,573	126,898
General and administrative	32,167	27,444	125,882	110,005
Goodwill impairment	—	—	—	44,589
Impairment of long-lived assets and other restructuring charges	—	—	—	1,177
(Gain) loss on foreign exchange	(7,147)	5,186	(15,120)	(12,915)
Total operating expenses	81,202	81,638	328,515	340,337
Operating income	84,803	65,241	367,883	198,659
Other (expense) income, net:
Interest (expense) income, net	(649)	173	(1,839)	6,270
Other income, net	367	182	437	763
Total other (expense) income	(282)	355	(1,402)	7,033
Income before provision of income taxes	84,521	65,596	366,481	205,692
Provision for income taxes	19,253	15,920	88,615	45,354
Net income	65,268	49,676	277,866	160,338
Less: net income (loss) attributable to non-controlling interests	181	337	(550)	766
Net income attributable to IPG Photonics Corporation	$65,087	$49,339	$278,416	$159,572
Net income attributable to IPG Photonics Corporation per share:
Basic	$1.22	$0.92	$5.21	$3.00
Diluted	$1.21	$0.92	$5.16	$2.97
Weighted average shares outstanding:
Basic	53,222	53,187	53,410	53,186
Diluted	53,626	53,865	53,930	53,785

Exhibit 99.1
IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,	December 31,
	2021	2020
	(In thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$709,105	$876,231
Short-term investments	805,400	514,835
Accounts receivable, net	262,121	264,321
Inventories	460,747	364,993
Prepaid income taxes	36,990	69,893
Prepaid expenses and other current assets	73,320	57,804
Total current assets	2,347,683	2,148,077
Deferred income taxes, net	47,761	43,197
Goodwill	38,609	41,366
Intangible assets, net	52,678	62,114
Property, plant and equipment, net	635,302	597,527
Other assets	48,507	43,419
Total assets	$3,170,540	$2,935,700
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$18,126	$3,810
Accounts payable	55,839	25,748
Accrued expenses and other current liabilities	230,826	176,740
Income taxes payable	8,642	8,280
Total current liabilities	313,433	214,578
Deferred income taxes and other long-term liabilities	93,855	92,854
Long-term debt, net of current portion	16,031	34,157
Total liabilities	423,319	341,589
Commitments and contingencies
IPG Photonics Corporation equity:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 55,788,246 and 53,010,265 shares issued and outstanding, respectively, at December 31, 2021; 55,461,246 and 53,427,234 shares issued and outstanding, respectively, at December 31, 2020.	6	6
Treasury stock, at cost, 2,777,981 and 2,034,012 shares held at December 31, 2021 and December 31, 2020, respectively.	(438,503)	(303,614)
Additional paid-in capital	908,423	854,301
Retained earnings	2,466,607	2,188,191
Accumulated other comprehensive loss	(189,951)	(146,065)
Total IPG Photonics Corporation equity	2,746,582	2,592,819
Non-controlling interests	639	1,292
Total equity	2,747,221	2,594,111
Total liabilities and equity	$3,170,540	$2,935,700

Exhibit 99.1
IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Twelve Months Ended December 31,
	2021	2020
	(In thousands)
Cash flows from operating activities:
Net income	$277,866	$160,338
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	96,330	94,554
Goodwill impairment	—	44,589
Impairment of long-lived assets	—	671
Provisions for inventory, warranty & bad debt	68,441	70,572
Other	31,037	11,366
Changes in assets and liabilities that used cash, net of acquisitions:
Accounts receivable and accounts payable	28,906	(14,964)
Inventories	(149,754)	(39,900)
Other	36,874	(41,891)
Net cash provided by operating activities	389,700	285,335
Cash flows from investing activities:
Purchases of property, plant and equipment	(123,108)	(87,696)
Proceeds from sales of property, plant and equipment	1,409	889
Purchases of short-term investments	(1,940,605)	(1,111,555)
Proceeds from short-term investments	1,647,537	1,099,224
Acquisitions of businesses, net of cash acquired	—	(429)
Other	(1,515)	(7)
Net cash used in investing activities	(416,282)	(99,574)
Cash flows from financing activities:
Principal payments on long-term borrowings	(3,810)	(3,740)
Proceeds from issuance of common stock under employee stock option and purchase plans less payments for taxes related to net share settlement of equity awards	16,258	33,194
Purchase of treasury stock, at cost	(134,889)	(37,884)
Payment of purchase price holdback from business combination	(2,625)	(1,650)
Net cash used in financing activities	(125,066)	(10,080)
Effect of changes in exchange rates on cash and cash equivalents and restricted cash	(17,800)	19,888
Net (decrease) increase in cash, cash equivalents and restricted cash	(169,448)	195,569
Cash, cash equivalents and restricted cash — Beginning of period	878,553	682,984
Cash, cash equivalents and restricted cash — End of period	709,105	878,553
Supplemental disclosures of cash flow information:
Cash paid for interest	$2,714	$2,234
Cash paid for income taxes	$62,998	$85,861

Exhibit 99.1
IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF AMORTIZATION OF INTANGIBLE ASSETS (UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
	(In thousands)
Amortization of intangible assets:
Cost of sales	$1,200	$1,166	$4,843	$4,728
Sales and marketing	1,840	1,779	7,584	7,113
Research and development	—	—	—	133
Total amortization of intangible assets	$3,040	$2,945	$12,427	$11,974

Exhibit 99.1
IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION (UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
	(In thousands)
Cost of sales	$2,910	$2,690	$11,245	$10,392
Sales and marketing	669	1,120	4,320	4,395
Research and development	2,478	2,317	9,533	9,122
General and administrative	3,329	3,051	12,883	11,749
Total stock-based compensation	9,386	9,178	37,981	35,658
Tax effect of stock-based compensation	(1,969)	(1,912)	(8,071)	(7,498)
Net stock-based compensation	$7,417	$7,266	$29,910	$28,160

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
	(In thousands)
Excess tax benefit on exercise of stock options included in net income	$441	$3,074	$6,641	$9,664